UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 12, 2009

BRE Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Market Street, 4th Floor, San Francisco, CA	94105-2712
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (415) 445-6530

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.    Results of Operations and Financial Condition

On January 12, 2009, we issued a press release with respect to a nonroutine abandonment charge for the quarter ended December 31, 2008. A copy of the press release is furnished as Exhibit 99.1 to this report. The information contained in this Item 2.02 and the attached Exhibit 99.1 is furnished to, and not filed with, the Securities and Exchange Commission.

ITEM 8.01    Other Events

On January 12, 2009, we announced the deceleration of our development program, a reduction in workforce and attendant charges associated with both actions. Management’s decision is in response to current and expected economic conditions, which have fostered uncertainty regarding unemployment levels and credit availability, and have weakened real estate fundamentals.

Correspondingly, we will no longer continue predevelopment activities with respect to three sites under option agreements or letters of intent. With the fourth quarter 2008 results, the company will record a nonroutine abandonment charge of approximately $5.1 million, or $0.10 per share.

Last week, we notified 33 employees that their positions had been eliminated. As a result, we expect to incur cash severance charges totaling approximately $1.5 million, or $0.03 per share, to be recorded in the first quarter of 2009. The reduction in force involved management and staff-level associates primarily in the development area, reducing the overall level of employees by four percent, and development personnel by 36 percent.

We have five apartment communities under construction, which are not affected by these actions. Management expects to complete the construction and lease-up of these communities as planned. The estimated cost to complete the communities is approximately $100 million. No additional construction starts are anticipated during 2009.

We currently have approximately $500 million available under our unsecured credit facility. Management believes this level of liquidity and expected retained operating cash flow are sufficient to fund remaining construction costs and meet scheduled debt maturities for 2009 and 2010. As previously reported, we expect the level of property sales in 2009 to range $150 to $175 million. In addition, management anticipates that it will arrange secured debt financing to meet near-term debt maturities.

Additionally, we announced that we expect to record nonroutine income during fourth quarter 2008, totaling approximately $7.7 million, or $0.15 per share. The nonroutine income is primarily composed of $4.4 million, or $0.08 per share, from the settlement of construction defect litigation regarding Pinnacle Galleria, a 236-unit property located in Sacramento, California. The balance reflects various transactional-related income.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, this report contains forward-looking statements regarding our capital resources, portfolio performance and results of operations, including statements related to 2008 and 2009 results of operations, property development, acquisitions and dispositions and future capital-raising plans, and is based on our current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission, or SEC, including our most recent Quarterly Report on Form 10-Q. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update this information. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

ITEM 9.01    Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)

Date: January 14, 2009	By:	/s/ Kerry Fanwick
Kerry Fanwick

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 12, 2009.